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                                                         Exhibit 10.16

                              CYANOTECH CORPORATION

          PREFERRED STOCK CONVERSION AND REGISTRATION RIGHTS AGREEMENT


     THIS PREFERRED STOCK CONVERSION AND REGISTRATION RIGHTS AGREEMENT (this "Agreement") is made as of February 20, 1996, by and between Cyanotech Corporation, a Nevada corporation (the "Company"), and Firemen's Insurance Company of Newark, New Jersey, a New Jersey insurance company ("Firemen's Insurance"). National-Ben Franklin Co. of Illinois, an Illinois corporation ("National-Ben"), has executed this Agreement for purposes of Article IV hereof only.

     WHEREAS, Firemen's Insurance holds 1,250,000 shares (the "Series A Shares") of the Company's 12% Cumulative, Convertible Preferred Shares -- Series A, par value $.001 per share, constituting all the shares of such series of the Company currently issued and outstanding;

     WHEREAS, Firemen's Insurance purchased the Series A Shares pursuant to the Venture Capital Unit Purchase Agreement dated as of April 18, 1985 between The Continental Corporation (the successor in interest to Firemen's Insurance) and the Company (the "Series A Agreement");

     WHEREAS, Firemen's Insurance holds 595,031 shares (the "Series C Shares") of the Company's 8% Cumulative, Convertible Preferred Shares -- Series C, par value $.001 per share;

     WHEREAS, the 1,250,000 outstanding Series A Shares were convertible by their terms into 250,000 shares of the Company's common stock, par value $.005 per share (all shares of the Company's common stock referred to herein as the "Common Stock"), until February 28, 1995;

     WHEREAS, the Company is contemplating an underwritten public offering of its Common Stock (the "Contemplated Public Offering"), registered under the Securities Act of 1933, as amended (the "Securities Act"), which Contemplated Public Offering is expected to occur in late March or early April 1996;

     WHEREAS, the underwriters of the Contemplated Public Offering have advised the Company that for marketing reasons, among other factors, the success of the Contemplated Public Offering is partially dependent, among other factors, upon agreement of Fireman's Insurance to convert the outstanding Series A Shares into Common Stock of the Company;

                                       1.


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     WHEREAS, Firemen's Insurance will benefit from the success of the
Contemplated Public Offering;

     WHEREAS, Firemen's Insurance desires to convert, and the Company desires Firemen's Insurance to convert, the Series A Shares into shares of Common Stock, on the terms and subject to the terms set forth herein; and

     WHEREAS, to further induce Firemen's Insurance to convert the Series A Shares and the Series C Shares, the Company has agreed to grant certain "piggy-back" registration rights to Firemen's Insurance with respect to its resale of the shares of Common Stock issuable on conversion of the Series A Shares and the Series C Shares.

     NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:


                                    ARTICLE I
                           CONVERSION OF SERIES A SHARES

          1.1 CONVERSION OF SERIES A SHARES. Subject to the terms and conditions of this Agreement, Firemen's Insurance shall convert the Series A Shares into 250,000 shares of Common Stock (subject to appropriate adjustments for stock splits, stock dividends, combinations, other recapitalizations and similar events), which conversion ratio has been determined in accordance with the independent valuation attached hereto as EXHIBIT A and the Company shall issue to Firemen's Insurance 250,000 shares of Common Stock in respect thereof (subject to appropriate adjustments for stock splits, stock dividends, combinations, other recapitalizations and similar events). The aggregate 250,000 shares of Common Stock to be issued to Firemen's Insurance shall herein be referred to as the "Common Shares."

          1.2 TERMINATION OF RIGHTS UNDER OTHER AGREEMENTS. All rights of Firemen's Insurance to cause the Company to register the resale of any of the Company's securities existing prior to the date hereof under the Securities Act or any state securities laws shall terminate as of the date hereof. All rights of Firemen's Insurance under the Series A Agreement, and any other agreement to which the Company and Firemen's Insurance is a party relating to the Series A Shares and the Common Stock issuable upon conversion thereof shall terminate as of the date hereof. All rights of Firemen's Insurance incident to ownership of Series A Shares, including, without limitation, the ability of the holders of the Series A Shares to elect one director of the Company, shall terminate as of the Closing (as defined below).

          1.3 CLOSING. The conversion of the Series A Shares and the issuance of the Common Shares in respect thereof shall take place at such time and place as the closing of the Contemplated Public Offering (which time and place are designated as the "Closing"). At the Closing, Firemen's Insurance shall deliver to the Company the certificates representing the Series A Shares and the Company shall deliver to Firemen's Insurance certificates representing the Common Shares as set forth in Section 1.1 hereof. This Agreement shall terminate in its entirety and be of no further force and effect, and any

                                       2.


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rights terminated pursuant to Section 1.2 shall be reinstated, if the Closing does not occur by September 30, 1996, or such later date as all parties hereto shall agree.


                                   ARTICLE II
              REPRESENTATIONS AND WARRANTIES OF FIREMEN'S INSURANCE

          Firemen's Insurance hereby represents and warrants to the Company that:

          2.1 TITLE TO STOCK. Firemen's Insurance has good and valid title to the Series A Shares held by it, free and clear of any lien, pledge, security interest, or other encumbrance with full right and power to convert such shares as set forth herein.

          2.2 AUTHORIZATION. This Agreement constitutes a valid and legally binding obligation, enforceable in accordance with its terms, subject to bankruptcy and other laws of general application affecting the rights and remedies of creditors, and rules of law governing specific performance, injunctive relief, or other equitable remedies.

          2.3 RESTRICTED SECURITIES. Firemen's Insurance understands that the Common Shares are characterized as "restricted securities" under the federal securities laws inasmuch as they were initially acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations, such securities may be resold without registration under the Securities Act, only in certain limited circumstances. In this connection, Firemen's Insurance represents that it is familiar with Securities and Exchange Commission ("SEC") Rule 144 as presently in effect and it understands the resale limitations imposed thereby and by the Securities Act. Firemen's Insurance understands that it may be deemed an "affiliate" of the Company as that term is defined in Rule 144.

          2.4 DISCLOSURE OF INFORMATION. Firemen's Insurance believes that it has received all the information that it considers necessary or appropriate for deciding whether to enter into the transactions contemplated by this Agreement and to acquire the Common Shares. Firemen's Insurance has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Common Shares. The Company has not made any representations to Firemen's Insurance regarding the Company, its business, prospects, financial condition, or any other matter.

          2.5 LEGENDS. It is understood that the certificates evidencing the Common Shares, when reissued in the name of Firemen's Insurance, may bear the following legend, or a legend substantially similar to such legend:

               "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act

                                       3.


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or an opinion of counsel satisfactory to the company that such registration is not required or unless sold pursuant to Rule 144 of such Act."


                                   ARTICLE III
                               REGISTRATION RIGHTS

          The Company covenants and agrees as follows:

          3.1  DEFINITIONS.  For purposes of this Article III:

               (a) The term "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document;

               (b) The term "Registrable Securities" means (1) the Common Shares issued to Firemen's Insurance pursuant to this Agreement, (2) the shares of Common Stock of the Company issuable or issued upon conversion of the Series C Shares, and (3) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right, or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such Common Shares or such Common Stock, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his/her rights under this Article III are not assigned;

               (c) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities;

               (d) The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 3.10 hereof; and

               (e) The term "Form S-3" means such form under the Securities Act as in effect on the date hereof or any comparable or successor form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

          3.2 COMPANY REGISTRATION. If (but without any obligation to do so under this Agreement), at any time after the closing of the Contemplated Public Offering, the Company proposes to register any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan,

                                       4.


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or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, give each Holder written notice of such registration at least 20 days prior to the proposed date to file any registration statement. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 4.5, the Company shall, subject to the provisions of Section 3.6, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

          3.3  OBLIGATIONS OF THE COMPANY.  Whenever required under this
Article III to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

               (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective and to remain effective for a period of not less than 90 days or such shorter period which will terminate when all Registrable Securities covered by such registration statement have been sold..

               (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act and other applicable laws and regulations with respect to the disposition of all securities covered by such registration statement.

               (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus including all supplements thereto, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

               (d) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders, PROVIDED that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

               (e) Use its reasonable best efforts to list for quotation on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") (or such other national exchange or national quotation system on which the Company's Common Stock is then listed) such Registrable Securities.

               (f) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the

                                       5.


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managing underwriter of such offering.  Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement. In addition, all shares registered shall be distributed substantially in accordance with the plan of distribution as set forth in the registration statement.

               (g) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and notice of any stop order issued or threatened by the SEC and to take all reasonable actions to prevent the entry of such stop order or to remove it if it is entered.

               (h) If any Registrable Securities are offered for sale, on the date that the Registrable Securities are delivered to the underwriters, if any, and if such Registrable Securities are not being sold through underwriters, then on the date the registration statement becomes effective, the Company shall furnish the Holder with (A) a signed opinion, dated as of the date of such delivery, of the legal counsel of the Company addressed to the underwriters, if any, and if such Registrable Securities are not being sold through underwriters, then to the Holder covering such matters as are customarily addressed in opinions rendered to underwriters on such transactions, and (B) a letter, dated as of the date of such delivery, of the Company's independent public accountants addressed to the underwriters, and if such Registrable Securities are not being sold through underwriters, then to the Holder and, if such accountants refuse to deliver such letter to the Holder, then to the Company (x) stating that they are independent certified public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements and other financial data of the Company included in the registration statement or the prospectus, or any amendment or supplement thereto, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and (y) covering such other financial matters (including information as to the period ending not more than five (5) business days prior to the date of such letter) with respect to the registration in respect of which such letter is being given as the Holder may reasonably request and as would be customary in such a transaction.

          3.4 FURNISH INFORMATION. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Article III with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required by law or otherwise to effect the registration of such Holder's Registrable Securities.

          3.5 EXPENSES OF COMPANY REGISTRATION. The Company shall bear and pay all expenses incurred in connection with any registration, filing, or qualification of

                                       6.


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Registrable Securities with respect to the registrations pursuant to Section 3.2 for each Holder (which right may be assigned as provided in Section 3.10), including (without limitation) all registration, filing, and qualification fees, printer's and accounting fees relating thereto, and fees and disbursements of counsel for the Company, but excluding the fees and disbursements of legal counsel for the selling Holders if separate legal counsel is employed and underwriting discounts and commissions relating to Registrable Securities.

          3.6 (a) UNDERWRITING REQUIREMENTS. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 3.2 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then subject to the terms set forth below only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters reasonably believe compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters believe will not jeopardize the success of the offering (the securities so included to be apportioned pro-rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders); PROVIDED, HOWEVER, that the amount of Registrable Securities and other securities excluded from the offering may not be reduced to less than forty percent (40%) of such offering; and further PROVIDED, HOWEVER that Firemen's Insurance will be entitled to include in each public offering, if it shall so elect, no fewer than 507,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, other recapitalizations and similar events). For purposes of the parenthetical in the preceding sentence concerning apportionment, for any selling stockholder which is a Holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder," and any pro-rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling stockholder," as defined in this sentence.

               (b) WITHDRAWAL RIGHTS. Each Holder shall be permitted to withdraw up to 507,000 shares (subject to appropriate adjustment for stock splits, stock dividends, combinations, other recapitalizations and similar events) of such Holder's Registrable Securities included in a registration at any time prior to the effective date of such registration. In addition, to the extent the number of Registrable Securities being sold by the Holder is greater than 507,000 shares (subject to appropriate adjustment for stock splits, stock dividends, combinations, other recapitalizations and similar events) the Holder can

                                       7.


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withdraw any such portion above 507,000 shares if, on the date of such withdrawal, the last reported sale price of the Company's Common Stock on Nasdaq (or such other national exchange or national quotation system on which the Company's Common Stock is then listed) was less than 85% of the proposed maximum offering price per share listed on the "Calculation of Registration Fee" section on the cover of the registration statement filed with respect to the Registrable Securities.

          3.7 DELAY OF REGISTRATION. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Article III. This Section 3.7 shall not affect any remedies at law available to the Holder for breaches of Section 3.6(a) by the Company.

          3.8 INDEMNIFICATION AND CONTRIBUTION. In the event any Registrable Securities are included in a registration statement under this Article III:

               (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities
Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act or the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions, or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Securities Act or the 1934 Act or any state securities law; and the Company will pay to each such Holder, underwriter, or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this subsection 3.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, or controlling person.

                                       8.


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               (b)  To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act or the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 3.8(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this subsection 3.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld.

               (c)  Promptly after receipt by an indemnified party under this
Section 3.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; PROVIDED, HOWEVER, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain separate counsel in each jurisdiction where separate representation would be appropriate in the judgment of the indemnified party, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party to the extent of such prejudice of any liability to the indemnified party under this Section 3.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.8.

               (d) No indemnifying party, in the defense of any claim arising out of a Violation shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from

                                       9.

all liability in respect to such claim or litigation and, in the event the terms of such judgment or settlement include any term other than the payment by the indemnifying party of money damages, the indemnifying party shall not so consent or enter into such a settlement without the consent of each indemnified party (which will not be unreasonably withheld) whether or not the terms thereof include such a release.

               (e) CONTRIBUTION. If for any reason the indemnity provided for in this Section 3.8 is unavailable to, or is insufficient to hold harmless, an indemnified party, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, or provides a lesser sum to the indemnified party than the amount hereinafter calculated, in such proportion as is appropriate to reflect not only the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other but also the relative fault of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties; and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 3.8(d), any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

          The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 3.8(e) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

               (f)  The obligations of the Company and Holders under this
Section 3.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Article III, and otherwise.

          3.9 REPORTS UNDER SECURITIES EXCHANGE ACT OF 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to

                                       10.

sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees and covenants to:

               (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144;

               (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the 1934 Act;

               (c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act and the 1934 Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company with the SEC or any securities exchange, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form; and

               (d) provide the Holder with prompt notice of any failure by the Company to comply with the requirements of Rule 144.

          3.10 ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this Article III may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities who, after such assignment or transfer, holds (i) at least 1% of the Registrable Securities then outstanding (subject to appropriate adjustment for stock splits, stock dividends, combinations, other recapitalizations and similar events), or (ii) all of the shares of Registrable Securities initially issued to such Holder, PROVIDED that, within a reasonable time after such transfer, the Company is furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and PROVIDED, FURTHER, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act and/or not otherwise eligible for sale under Rule 144(k) of the Securities Act or similar exemption. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants, and siblings of such partners or spouses who acquire Registrable Securities by gift, will, or intestate succession) shall be aggregated together and with the partnership; PROVIDED that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this
Article III.

                                       11.

          3.11 AMENDMENT OF REGISTRATION RIGHTS.  Any provision of this
Article III may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities and the Company.

          3.12 TERMINATION OF REGISTRATION RIGHTS. No Holder shall be entitled to exercise any right provided for in this Article III after February 3, 2005.


                                   ARTICLE IV
                                  MISCELLANEOUS

          4.1 MARKET STAND-OFF. Firemen's Insurance and National-Ben hereby covenant that they will not, except for the conversion of the Series A Shares contemplated by this Agreement, without the prior written consent of Van Kasper & Company (or such other investment bank that serves as the lead managing underwriter in the Company's Contemplated Public Offering, which person is referred to herein as the "Lead Managing Underwriter"), offer, sell, or otherwise dispose of, directly or indirectly, any shares of the Company's Common Stock, or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or acquire, Common Stock owned by it (otherwise than as a bona fide gift or gifts, provided the donee or donees thereof agree in writing to be bound by the terms of this Section 4.1) for the period beginning on the date hereof and ending on the date one hundred and twenty (120) days after the date of the closing of the Contemplated Public Offering. If requested by the Lead Managing Underwriter, Firemen's Insurance and National-Ben each agree to execute an agreement similar to that set forth in this Section 4.1 addressed to the Lead Managing Underwriter. The Company shall be expressly entitled to enforce the provisions of this Section 4.1 on behalf of the Lead Managing Underwriter. This Section 4.1 shall be effective only upon the execution of a similar provision by American Cyanamid Company.

          4.2 SURVIVAL OF WARRANTIES. The warranties, representations, and covenants of Firemen's Insurance, National-Ben and the Company contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of Firemen's Insurance or the Company.

          4.3 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their

                                       12.

respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          4.4 EXPENSES. Except as otherwise provided in Article III hereof, irrespective of whether the Closing is effected, each party shall pay its own costs and expenses that such party incurs with respect to the negotiation, execution, delivery, and performance of this Agreement.

          4.5 NOTICES. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or three days after deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or by facsimile confirmed by such certified or registered mail or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

          4.6 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Nevada.

          4.7 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          4.8 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This writing, together with any exhibits annexed hereto, constitutes the entire Agreement of the parties with respect to the subject matter hereof and shall supersede all prior understandings and writings with respect thereto. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of all the parties hereto.

          4.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                       13.

          4.10 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                              Cyanotech Corporation

                              By: /s/  GERALD R. CYSEWSKI
                                  ______________________________________
                              Name:  Gerald R. Cysewski
                              Title: President & CEO

                              Address: 73-4460 Queen Kaahumanu Hwy.,
                                       Suite 102
                                       Kailua-Kona, HI  96740



                              Firemen's Insurance Company of Newark, New Jersey

                              By:  /s/ RICHARD W. DUBBERKE
                                   ______________________________________
                              Name:  Richard W. Dubberke
                              Title: Vice President

                              Address: CNA Plaza
                                       Chicago, IL  60685



                              FOR PURPOSES OF ARTICLE IV ONLY:


                              National-Ben Franklin Co. of Illinois

                              By:  /s/ RICHARD W. DUBBERKE
                                   ______________________________________
                              Name:  Richard W. Dubberke
                              Title: Vice President

                              Address: CNA Plaza
                                       Chicago, IL  60685

                                       14.

                                    EXHIBIT A

                                       TO


                              CYANOTECH CORPORATION
                      PREFERRED STOCK CONVERSION AGREEMENT

                           [ALAN R HOEFER LETTERHEAD]


January 30, 1996

The Board of Directors
Cyanotech Corporation
73-4460 Queen Kaahumanu Hwy., Suite 102
Kailua-Kona, HI   96740

Re: Fairness Opinion re Exchange of 12% Cumulative Preferred Stock - Series A of Cyanotech Corporation

Dear Board Members:

In response to your request of January 15, 1996, I have examined the advisability of a voluntary, negotiated exchange of the Common Stock of Cyanotech Corporation (Cyanotech) or (the Company) for the 1,250,000 outstanding shares of the 12% Cumulative Preferred Stock - Series A (Series A Preferred) or (Series A) and I have considered an appropriate exchange rate. I have considered each question based upon the benefit and fairness, from a financial standpoint, to the holders of the Common Stock of Cyanotech.

In recognition of your need to promptly commence negotiations, should I have found such negotiations advisable, I have previously submitted to you on January 17, 1996, a written summary of my preliminary opinion endorsing such action.
The opinion letter herewith provided to you confirms and replaces the summary findings and contains supporting information that we have discussed and that you will wish to include in the record.

QUALIFICATIONS OF THE ADVISOR

A summary of my background and experience relevant to this assignment is attached as Exhibit A.

NO CONFLICT OF INTEREST

I have no direct or indirect financial interest in the Series A Preferred Stock nor in any other security of Cyanotech. I have had no past business or financial relationship with the holder of the Series A Preferred Stock, nor have I any such present or expected future relationship. I have been referred to you for this assignment by your corporate counsel, Messrs. Goodsill, Anderson, Quinn & Stifel, with whom I have had past professional contact, but with whom I have no financial links.

DATABASE

For my analysis, I have reviewed the following documents: (1) the Cyanotech annual report and SEC Form 10-KSB for the fiscal year ended 3/31/95; (2) the Cyanotech SEC Forms 10-QSB for the fiscal quarters ended 6/30/95 and 9/30/95; (3) the shareholders' Proxy Statement dated 6/26/95; (4) a financial summary of the Cyanotech FYs 1996-2000 business plan, as prepared 11/15/95; (5) Draft, preliminary SEC Forms SB-2 dated 12/28/95 and 1/12/96, as prepared for the prospective public sale of up to 1,380,000 shares of Cyanotech Common Stock; (6) the Restated Articles of Incorporation of Cyanotech Corporation, as filed with the Secretary of State of the State of Nevada on 4/23/91; and (7) news releases pertaining to Cyanotech issued during the course of FY 1996, including the news release of 1/24/96 regarding FY 1996 third quarter and nine months' sales and earnings.

In addition, I discussed certain legal matters pertaining to the Series A Preferred with the Company's counsel, Brobeck, Phleger & Harrison LLP, and I tracked the daily trading prices, volumes, and other market attributes of the Cyanotech Common Stock during the course of this assignment.

Without independent verification, I have relied upon the essential accuracy of financial information contained in the foregoing documents, except that I viewed the financial business plan from FY 1997 onward more as a set of goals than as a forecast, in common with the plans of most small businesses pursuing a course of rapid growth.

SERIES A PREFERRED STOCK

The Series A Preferred Stock is described in the attached Exhibit B.

ANALYSIS AND CONCLUSIONS

The following is a summary of the benefits to the holders of the Common Stock to be obtained from an exchange of Common Stock for all of the outstanding shares of the Series A Preferred Stock:

(1) Elimination of the $500,000 liquidation preference, a factor potentially of value to the common shareholders in event of the sale or liquidation of Cyanotech;
(2) Elimination of the $655,000 cumulative preferred dividend arrearage (as of 3/31/96), a cash payout requirement preceding payment of dividends to the holders of the Common Stock and any prospective repurchase of Common Stock;
(3) Elimination of the after-tax $60,000 per annum perpetual future cumulative dividend requirement, increasing earnings attributable to the Common Stock by a like annual amount and prospectively increasing near term earnings per share.
(4) Elimination of the perpetual right of the Series A stockholders to elect one director, which right can, by operation of certain other provisions applicable to the Series A stock, carry over to any successor corporation;
(5) Elimination of "Consent" requirements, which give holders of the Series A the ability to impede, delay or block (a) the sale or merger of Cyanotech, or (b) the entrance by the Company into certain joint ventures, whether or not any such action would be in the interest of the holders of the Common Stock.

The costs of the contemplated exchange to Cyanotech and to the holders of the Common Stock are the following:

(1) Exchange of Common Stock valued at approximately $2,500,000, based upon an assumed current market price of $10.00 per share (1/30/96 price range:
     $10.25-$8.25; last sale: $8.25; closing bid and ask: $8.375 @ $8.75;
     trading volume: 107,400 shares; previous day last sale: $10.25.) and an exchange rate of 1 share of Common Stock for 5 shares of Series A Preferred.
(2) A potential long term small percentage dilution in the earnings per share attributable to the Common Stock. (The current breakeven point on dilution is $0.24 per share, compared with the proforma earnings per share for FY 1996 of $0.18 contained in the Company's business plan.)

The potential dilution of earnings per share is not a material factor as (a) the number of common shares to be exchanged will not exceed 1.58% of the total outstanding prior to the exchange, and (b) there are no assurances with respect to future earnings of Cyanotech.

The significant cost is therefore the market value of the Common Stock exchanged. This cost can be compared with the benefits obtained. Benefits can be partially quantified. Subject to variations in the beholders' perception of values, with such variations based in part upon reasonably different points of view as to the timing of the realization of the benefits, discount rates applied and other considerations, the nominal value to Cyanotech and its Common Stockholders of eliminating the Series A Preferred may be as follows:


Elimination of the Series A liquidation preference               $500,000
Elimination of the dividend arrearage                             655,000
Elimination of the $60,000 per annum Series A dividend,
   discounted to present value @ 12% for 25 years                 470,580

Total Nominal Value                                            $1,625,580

Difference between Total Nominal Value of Quantifiable
Benefits and the current market value of the Common Stock
   to be exchanged                                              ($874,420)

In my opinion, of far greater value to the Common Stockholders than the quantifiable benefits, are the benefits summarized above as items (4) and (5).

The perpetual right of representation through the election of one director by the Series A Preferred, which may, as a class, have substantially different interests and objectives than the holders of the Common Stock, is a right disproportionate to the small economic stake of the Series A class, (as compared with an assumed $2,500,000 exchange value of the Series A, the Common Stock represents a proforma market value of approximately $158,750,000.) Through operation of certain other provisions of the Series A, this right carries over to any successor to Cyanotech. In the event of a prospective merger or sale of Cyanotech, the right, with its carryover attribute, could be an impediment to a transaction otherwise in the interest of the Common Stockholders, or it could be a deal breaker. Value can be justifiably relinquished by the Common Stockholders to the Series A holders today, in order to forestall prospectively far greater cost in the future.

"Consent" requirements, as a whole, also potentially separate the interests of the Series A and Common Stock, with unknown and unknowable prospective future cost to the Common. The ramifications of these provisions are complex and need not be dealt with in depth in this letter. For an example, reference is made to Exhibit B, CONSENT OF HOLDERS REQUIRED, item (v). This restriction (a) gives the Series A holders effective veto power over the sale or merger of Cyanotech to, with or into any other entity, (b) may provide similar power over the sale of any division or subsidiary of Cyanotech, owned now or in the future, and (c) would preclude most conceivable joint ventures without Series A consent.

Other than by a transaction such as is contemplated and which is the subject of this opinion, or by such other transaction voluntarily acceptable to the holders of the Series A, Cyanotech has no method by which it can eliminate the non-redeemable, "perpetual" Series A Preferred Stock.

In the final analysis, as the prospective future perils to the economic interests of the holders of the Common Stock, represented by potentially conflicting rights of the holders of the Series A Preferred Stock, while real and severe, are nonetheless not quantifiable, the benefit and fairness of the exchange to the holders of the Common Stock is a matter of business judgment. In my opinion, based upon the information at hand, an exchange of Common stock for all of the 1,250,000 Series A Preferred Stock is advisable. In my opinion also, a negotiated exchange rate of up to and including one share of Common Stock for each five shares of Series A Preferred Stock is appropriate. In my opinion, the exchange, as advised herein, is both fair and beneficial, from a financial point of view, to the holders of the Common Stock of Cyanotech Corporation.


Sincerely,



/s/ Alan R Hoefer
Alan R Hoefer

EXHIBIT A

Summary: Background and Experience

Education

B.S. University of California at Davis  1955
M.B.A. Harvard Business School  1962

Occupation

Independent investment banker. Investment banking since 1962. Served as partner or officer of Dean Witter, Smith Barney, Halsey Stuart, and Bache Halsey Stuart Shields. Founded and managed Hoefer & Arnett, Inc. and two other specialty broker/dealers engaged in investment banking, research and institutional brokerage. Presently semi-retired, providing occasional advice and counsel on matters pertaining to corporate finance, securities and business strategies.

Transactions

As the sole or primary investment banking professional, participated and advised in more than one hundred corporate financings, mergers, acquisitions, and sales. Participated with others in the largest equity financing, the largest tax-exempt industrial revenue bond financing, and the second largest Chapter XI corporate reorganization in history at the times of such transactions. Dealt with virtually all categories of corporate securities, including common and preferred stocks, convertible securities, secured and unsecured debt and securities ranging from the highest investment ratings to securities in default.

Fiduciary Responsibility

Served as a director of five public and four closely held corporations (two currently). Served as a trustee of three non-profit organizations (one currently).

CYANOTEK CORPORATION

EXHIBIT B


SERIES A PREFERRED STOCK

Of the 5,000,000 shares of stock authorized to be issued as special or preferred shares, 1,250,000 shares are Series A Shares. On February 28, 1995, the right of holders of the Series A Shares to exchange such shares for the Common Stock of Cyanotek Corporation expired. On that same date, such holder's preemptive rights also expired. Certain other rights, voting power, preferences, restrictions and qualifications of the Series A Shares, as defined in the Restated Articles of Incorporation of Cyanotek Corporation, are as follows:

VOTING POWER. The holders of Series A Shares are entitled to one vote to be case at stockholder meetings in the election of the one member of the board of directors that is elected by the holders of the Series A Shares. Holders of Series A Shares are also entitled to cumulative voting.

DIVIDENDS. The holders of Series A Shares are entitled to an annual dividend when and as declared by the Company's board of directors if there is surplus or net profits legally available for dividends and payable quarterly on the first business day of April, July, October and January of each year. When and if declared, dividends are at the rate of 12% of the initial issue price of $0.40 per share (that is, $0.048 per share per annum or $0.012 per share per quarter) and are cumulative. Dividends may be paid to the Series A Shares only when, if and on the same basis as dividends are paid to the holders of 12% Cumulative, Convertible Preferred Shares-Series B Shares. Dividends may not be paid in any year to holders of Common Stock until after the Company shall have paid or provided for the payment of dividends on all of the Series A Shares including any amounts that may have been accumulated but undeclared and unpaid for each year from the date of issuance to and including the year in question.

RIGHTS IN DISSOLUTION AND DISTRIBUTIONS OF ASSETS. Upon liquidation, dissolution, or winding up of the Company, holders of the Series A Shares are entitled to receive prior to any distribution to the holders of the Common Stock a liquidation preference of $0.40 per share plus all dividends declared on such shares but unpaid less any distribution of assets before any amount shall be paid in liquidation, dissolution or winding up to the holders of Common Stock. The Series A Shares are not entitled to any further payment as dividends in liquidation or otherwise. In the event assets as opposed to cash are distributed to stockholders, the Series A Shares shall be entitled to receive prior to any distribution to holders of Common Stock, a liquidation preference in assets equal to $0.40 per share in distributions of assets and in liquidation, dissolution or winding up of the Company.

CONSENT OF HOLDERS REQUIRED. So long as the Series A Shares are outstanding, the Company may not without the prior written consent of the holders of a majority of the Series A Shares do any of the following: (i) issue or propose to issue any other shares of the Series A Shares, (ii) sell all or substantially all of the assets of the corporation or consolidate or merge the Company with any other corporation (an Acquisition Transaction) unless any securities exchange for the Series A Shares shall be cumulative, convertible preferred stock the terms of which are identical in all material respects to the Series A Shares of the Company; (iii) alter or change the powers, preferences or rights given the Series A Shares; (iv) enter into any transaction in which the holders of the Series A Shares would be required to accept cash in exchange for their shares; or (v) enter into any transaction in which the Company's trade secrets or proprietary technical information or know how is assigned, sold or made available to any other entity; however, the Company is not prevented from entering into contracts to provide research and development to other entities, on an arms length basis, in the ordinary course of business.

CYANOTEK CORPORATION


EXHIBIT C


Common Stock

For the purpose of this analysis, the following tabulation of issued and proforma outstanding Common Stock has been used:

Common Stock outstanding as of 12/31/95                9,807,575 shares

Conversion of Series C Preferred Stock (Proforma)      3,674,885

In-the-money Warrants (Unexercised)                      997,000

Proposed New Common Stock Issuance and Sale
 including "Green Shoe"                                1,380,000

Current Total Proforma Common Shares                  15,859,460

Proposed Series A Exchange                               250,000

Adjusted Total Proforma Common Shares                  16,109,460